Exhibit 5

CONFIDENTIAL

Share Purchaser Joinder Agreement to the Transaction Agreement

This Share Purchaser Joinder Agreement to the Transaction Agreement (this “Joinder”) is made and entered into this March 12, 2013 by MetLife Chile Acquisition Co. S.A. (“Share Purchaser”), MetLife, Inc. (the “Purchasers’ Representative”), Banco Bilbao Vizcaya Argentaria S.A. (the “Sellers’ Representative”) and BBVA Inversiones Chile S.A. in accordance with the Transaction Agreement dated as of February 1, 2013 (as may be amended from time to time, the “Agreement”) entered into among the Sellers’ Representative, the Purchasers’ Representative and BBVA Inversiones Chile S.A. Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS the Share Purchaser has been formed pursuant to and for purposes of Section 2.10 of the Agreement;

WHEREAS the Share Purchaser desires to become, and the Purchasers’ Representative desires that the Share Purchaser become, a party to the Agreement in the position of “Share Purchaser” (as such term is defined under the Agreement) pursuant to Section 2.10 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

SECTION 1. Joinder; Agreement to be Bound. The Share Purchaser confirms that it has been supplied with a copy of the Agreement. Upon effectiveness of this Joinder in accordance with Section 3 hereof, the Share Purchaser shall become a party to the Agreement and be fully bound by, and subject to, all of the representations, warranties, covenants, terms, obligations, provisions and conditions of the Agreement and entitled to all rights and benefits thereunder, in each case as if the Share Purchaser were named in Annex 1 of the Agreement as a “Share Purchaser” (as such term is defined under the Agreement).

SECTION 2. Representations. The Purchasers’ Representative and the Share Purchaser hereby represent and warrant to the Sellers that the Share Purchaser (a) is a newly-organized Chilean closed corporation (sociedad anónima cerrada) that is a wholly-owned direct or indirect subsidiary of the Purchasers’ Representative and (b) has been specifically formed for purposes of consummating the Transactions.

SECTION 3. Counterparts; Effectiveness. This Joinder may be executed in one or more counterparts, including via facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to be an original, and all of which shall constitute one and the same Agreement. This Joinder shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. This Joinder is made for the benefit of (a) the parties to the Agreement and (b) every other Person who, after the date of the Agreement (and whether before or after the execution of this Joinder), assumes any rights or obligations under the Agreement or otherwise becomes a party to it. The execution on, prior to or after the date hereof of a joinder agreement to the Transaction Agreement similar to this Joinder by another affiliate of the Purchasers’ Representative in the position of “Share Purchaser” (as such term is defined under the Transaction Agreement) shall not qualify or relieve the Share Purchaser that is signatory hereto of any of its obligations under the Transaction Agreement.

SECTION 4. Notice. The address, e-mail and facsimile details for the Share Purchaser for the purposes of Section 10.1 of the Agreement are as follows:

MetLife Chile Acquisition Co. S.A.
1095 Avenue of the Americas
New York, NY 10036
Fax: +1 (212) 578-3070
Attention: Adam M. Hodes
Email: ahodes@metlife.com with a copy to (which shall not constitute notice):

MetLife, Inc.
1095 Avenue of the Americas
New York, NY 10036
Fax: +1 (212) 251-1618
Attention: Rolon A. Reed III
Email: rreed@metlife.com with a further copy to (which shall not constitute notice):

MetLife Chile Acquisition Co. S.A.
Agustinas 640, piso 18
Santiago, Región Metropolitana, Chile
Fax: + (56 2) 28263042
Attention: Víctor Clemente Hassi Sabal
E-mail: vhassi@metlife.cl with a further copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Fax: +1 (212) 735-2000
Attention: Robert J. Sullivan and Paola Lozano
Email: Robert.Sullivan@skadden.com;
Paola.Lozano@skadden.com

SECTION 5. Governing Law; Jurisdiction. THIS JOINDER AND ALL OBLIGATIONS, WHETHER CONTRACTUAL OR NON-CONTRACTUAL, ARISING OUT OF OR RELATED TO THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD LEAD TO THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION), PROVIDED HOWEVER, THAT FOR THE AVOIDANCE OF DOUBT, SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY. Section 10.7(b) though Section 10.7(l) of the Agreement apply, mutatis mutandis, to this Joinder.

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IN WITNESS WHEREOF, the parties to this Joinder have executed this Joinder as of the date set forth in the first paragraph of this Joinder.

METLIFE CHILE ACQUISITION CO. S.A., as Share Purchaser

By:	/s/ Victor Hassi Sadal
	Name:	Victor Hassi Sadal
Title:

BANCO BILBAO VIZCAYA ARGENTARIA S.A., as Sellers’ Representative

By:	/s/ Javier Rodríguez Soler
	Name:	Javier Rodríguez Soler
	Title:	Attorney

METLIFE, INC., as Purchasers’ Representative

By:	/s/ Adam M. Hodes
	Name:	Adam M. Hodes
	Title:	Senior Vice President

BBVA INVERSIONES CHILE S.A., as Share Seller

By:	/s/ José Ferrís Monera
	Name:	José Ferrís Monera
	Title:	Attorney

BBVA INVERSIONES CHILE S.A., as Share Seller

By:	/s/ Pedro Astarloa Echevarrieta
	Name:	Pedro Astarloa Echevarrieta
	Title:	Attorney

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